Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: October 18, 2023
For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC. ANNOUNCES CASH DIVIDEND

Catskill, NY – October 18, 2023.  Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved a quarterly cash dividend of $0.08 per share on the Company’s common stock. The dividend reflects an annual cash dividend rate of $0.32 per share which is the same rate as the dividend declared during the previous quarter.

The cash dividend for the quarter ended September 30, 2023 will be paid to shareholders of record as of November 15, 2023, and is expected to be paid on November 30, 2023.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company which owns 54.1% of the Company’s outstanding common shares.  The MHC is waiving its receipt of this dividend. The MHC received the nonobjection of the Federal Reserve Bank of Philadelphia to waive its right to receive dividends, aggregating up to $0.46 per share, paid by the Company during the four quarters ending with the quarters that end on September 30, 2023, December 31, 2023, March 31, 2024, and June 30, 2024.

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Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  The Banks serve the market area currently concentrated around the areas within the Hudson Valley Region of New York.

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